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                                                                    EXHIBIT 99.1


          WOLVERINE TUBE REPORTS RESULTS FOR THE THIRD QUARTER OF 2000

                     Earnings Per Share Increased 21 Percent

HUNTSVILLE, ALABAMA, OCTOBER 26, 2000--Wolverine Tube, Inc. (NYSE: WLV) today reported net income for the third quarter of 2000 of $5.0 million, or $0.40 per diluted share, a 21 percent increase over last year on a per share basis, which exceeds the street's consensus estimate of $0.39 per share at quarter end. For the third quarter of 1999, net income before restructuring and other charges was $4.3 million, or $0.33 per diluted share.

Net sales for the third quarter of 2000 were $171.1 million, versus $164.8 million in the comparable year-ago quarter. The increase in net sales for the quarter was favorably impacted by increased volumes in technical tube, industrial tube, fabricated products, and rod, bar and strip. Offsetting this increase were lower volumes and prices of wholesale products. However, the increase in net sales was principally due to higher average copper prices. The average price of copper in the 2000 third quarter was $0.87 per pound, up from $0.78 per pound in the same period of 1999. It is important to note that the Company's cost of copper is a "pass through" to a majority of its customers.

Total pounds of product shipped was 97.1 million pounds, compared to 99.3 million pounds in the year-ago quarter. Gross profit for the third quarter was $19.1 million, a seven percent increase over the year-ago quarter (before restructuring and other charges) and represented the fourth consecutive quarter that the Company experienced improvement in gross profit. Income from operations, before restructuring charges, improved nine percent over 1999 levels to $10.7 million.

"Our financial results continue to improve and momentum remains strong as we approach the end of the year," said Dennis Horowitz, President and Chief Executive Officer. "During the quarter, demand grew most notably for our commercial products segment. Demand for industrial tube, used in residential air conditioners, has been seasonally strong. While a cool summer in the northeast impacted some segments of the industry, as a whole our broad customer base with its geographic dispersion mitigated the impact on our business."

"Technical tube, used in commercial chillers, was a bit stronger than expected this quarter and continues to show positive momentum. We remain focused on maintaining our domestic business and expanding our market share overseas. In fact, we recently added a third shift at our





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Shanghai facility to meet the growing demands for the Company's products and we continue to enjoy market penetration in Europe," added Horowitz. "Similarly, demand for fabricated products is up versus last year and we are continuing to see additional domestic and global growth opportunities for this product group."

Horowitz added, "We also completed our acquisition of the joining technologies business from Engelhard this quarter. The new Wolverine Joining Technologies is operating smoothly and we anticipate the acquisition will be accretive by approximately $0.12 - $0.15 per share in 2001. This was an important transaction for Wolverine - it leverages our existing customer base and expands our reach with an enhanced product line and new technologies."

NINE-MONTH RESULTS

For the first nine months of 2000, Wolverine shipped a record 299.4 million pounds of product and achieved net sales of $528.4 million. Gross profit for the first nine months was $67.1 million, a five percent increase over the comparable period last year (before restructuring and other charges). Net income for the first nine months was $19.9 million, or $1.59 per diluted share.

THIRD QUARTER RESULTS BY SEGMENT

Shipments of commercial products totaled 57.9 million pounds, a five percent increase over last year's third quarter of 55.1 million pounds. Net sales were $116.8 million, up 9 percent over last year's third quarter of $107.2 million. Gross profit was $16.6 million, a 15 percent improvement over last year's third quarter of $14.4 million. These results reflect the continued strong demand for industrial tube, a healthier demand for technical tube, and increased volumes of fabricated products. The Company's cost containment programs further impacted the improvements in gross profit.

Shipments of wholesale products totaled 17.7 million pounds, a 31 percent decrease over last year's third quarter of 25.5 million pounds. Net sales were $24.8 million, down 29 percent from last year's third quarter of $35.1 million. Gross profit was $2.0 million, down 30 percent from last year's third quarter. Management believes that on a year-over-year basis wholesale products have been negatively impacted by rising copper prices and interest rates, which have in turn caused a slowdown in the residential construction markets in both the U.S. and Canada. This has adversely affected both demand and pricing for wholesale products. Compounding this macro-economic issue, shipments in Canada have also been impacted by offshore competition entering the marketplace. To a large extent, management has been able to stem this inflow with an enhanced customer incentive sales program. In addition, with the strong demand in its commercial products segment, production capacity was shifted away from the wholesale segment to the Company's higher value-added commercial products.





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Shipments of rod, bar and strip totaled 21.6 million pounds, a 15 percent increase over last year's third quarter of 18.7 million pounds. Net sales were $29.5 million, up 31 percent over last year's third quarter of $22.5 million. These results primarily reflect the positive impact of higher shipments of strip from the Wolverine Ratcliffs Inc. (WRI) joint venture. To a lesser extent, higher shipments of rod and bar products from the Company's Montreal faciltiy also contributed to this increase. Gross profit was $0.6 million, down $87,000 from last year's third quarter as a result of integration costs associated with WRI and some unexpected maintenance expenses at the joint venture during the quarter.

EARNINGS OUTLOOK

"Given the current overall demand for our products and the positive outlook of the majority of our customers, we remain comfortable with the 2000 fourth quarter range of analyst estimates," stated Horowitz. First Call reports the 2000 fourth quarter estimates ranging from $0.28 - $0.32 per share with a consensus estimate of $0.30 per share."

"Looking towards next year, we are encouraged by the growing domestic and international demand for our products. Our core businesses are strong and lead us to expect double-digit earnings per share growth in 2001; at the same time, we, like most companies, are facing abnormally high fuel and energy costs, as well as accelerating medical costs. As a result, we expect 2001 earnings per share to be in the $2.02 - $2.12 range as we overcome these challenges. As we leave 2001, existing productivity and profitability improvement programs, i.e. Project 21, will continue to impact operating efficiencies, and ongoing benefits from Wolverine Joining Technologies will drive solid, double-digit bottom line growth," said Horowitz.

THIRD QUARTER CONFERENCE CALL

The Company will hold a conference call at 9:30 a.m. Central (10:30 a.m. EST) this morning to discuss the contents of this release with members of the investment community. Please visit Wolverine's website at www.wlv.com to access the call. A replay of the call will be available through November 2, 2000 at Wolverine's website or by calling (256) 800-5309 (access code 40179, pass code 40179). Should you have any problems accessing the call or the replay, please contact the Company at (256) 890-0460.

ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, brazing alloys, fluxes and lead-free solder, as well as copper and copper alloy rod, bar and strip products. Internet addresses: www.wlv.com and www.silvaloy.com.




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Forward-looking statements in this press release are made pursuant to the "Safe
Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as "may", "will", "expect", "believe", "plan" and other similar terminologies. This press release contains forward-looking statements regarding the anticipated accretive effects of the acquisition of the joining products business of Engelhard Corporation and expectations of future sales and earnings of the Company. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Specifically, with respect to the effect of the acquisition of the joining products business, factors that could affect actual results include assumptions made as to customer retention, costs associated with attracting new customers, costs of integration and future operating costs of Wolverine Joining Technologies. With respect to expectations of future earnings and the effect of the acquisition of the joining products business, broader-based factors that could affect actual results include, without limitation, global and local economic and political environments, weather conditions, regulatory pressures, labor costs, raw material costs, fuel and energy costs, the mix of geographic and product revenues, the effect of currency fluctuations, and competitive products and pricing. A discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, can be found in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.


                              --TABLES TO FOLLOW--


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                  Consolidated Statements of Income (Unaudited)

                                                             Three-month period ended     Nine-month period ended
                                                            10/1/2000       10/2/1999     10/1/2000      10/2/1999
----------------------------------------------------------------------------------------------------------------------
 In thousands, except per share data
 Pounds shipped                                                 97,147         99,331       299,397        296,563
======================================================================================================================
 Net sales                                                    $171,078       $164,766      $528,430       $489,928
 Cost of goods sold                                            151,974        146,864       461,362        425,795
----------------------------------------------------------------------------------------------------------------------
 Gross profit                                                   19,104         17,902        67,068         64,133
 Selling, general and administrative expenses                    8,383          8,082        25,640         22,536
 Restructuring and other non-recurring charges (Note 1)             --         34,352            --         34,352
----------------------------------------------------------------------------------------------------------------------
 Income (loss) from operations                                  10,721        (24,532)       41,428          7,245
 Interest expense, net                                           2,978          3,319         9,341          9,617
 Amortization and other, net                                       (51)             4           486            912
----------------------------------------------------------------------------------------------------------------------
 Income (loss) before income taxes and
     cumulative effect of accounting change                      7,794        (27,855)       31,601         (3,284)
 Income tax provision (benefit)                                  2,800        (10,751)       11,751         (1,991)
 Cumulative effect of accounting change, net
     of tax benefit of $2,211 (Note 2)                              --             --            --         (5,754)
----------------------------------------------------------------------------------------------------------------------
 Net income (loss)                                              $4,994       ($17,104)      $19,850        ($7,047)
======================================================================================================================
 Net income before restructuring charge,
     non-recurring charge and cumulative effect of
     accounting change                                          $4,994         $4,313       $19,850        $20,124
======================================================================================================================
 Basic earnings (loss) per share                                 $0.41         ($1.32)        $1.61         ($0.55)
 Diluted earnings (loss) per share                                0.40          (1.32)         1.59          (0.55)
----------------------------------------------------------------------------------------------------------------------
 Diluted earnings per share before restructuring
     charge, non-recurring charge and cumulative
     effect of accounting change                                 $0.40          $0.33         $1.59          $1.50
----------------------------------------------------------------------------------------------------------------------
 Basic shares                                                   12,051         13,003        12,192         13,247
 Diluted shares                                                 12,307         13,003        12,388         13,247
======================================================================================================================

Note 1: In the third quarter of 1999, the Company recorded restructuring and other charges of $34.4 million ($21.4 million net of tax). These charges related to the reduction of the Company's indirect (non-manufacturing) workforce, the closing of the Company's Roxboro, North Carolina facility, a LIFO inventory adjustment and other costs associated with the realignment of the Company's manufacturing operations and product rationalization.

Note 2: In the first quarter of 1999, the Company adopted the American Institute of Certified Public Accounting Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. In accordance with this Statement of Position, the Company recognized a cumulative effect of a change in accounting principle of $8 million pre-tax ($5.8 million after-tax). The Statement of Position provides specific guidance on the financial reporting of start-up costs and organizational costs, and requires these costs to be expensed as incurred.


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                         Segment Information (Unaudited)

                                     Three-month period ended           Nine-month period ended
                                   10/1/2000         10/2/1999         10/1/2000        10/2/1999
-----------------------------------------------------------------------------------------------------
 In thousands
 Pounds:
 Commercial                           57,859            55,098          183,787           172,971
 Wholesale                            17,704            25,526           51,176            69,628
 Rod, bar and strip                   21,584            18,707           64,434            53,964
-----------------------------------------------------------------------------------------------------
 Total pounds                         97,147            99,331          299,397           296,563
=====================================================================================================
 Net sales:
 Commercial                         $116,804          $107,171         $367,930          $333,998
 Wholesale                            24,779            35,056           74,064            92,559
 Rod, bar and strip                   29,495            22,539           86,436            63,371
-----------------------------------------------------------------------------------------------------
 Total net sales                    $171,078          $164,766         $528,430          $489,928
=====================================================================================================
 Gross profit:
 Commercial                         $ 16,551          $ 14,432         $ 52,804          $ 47,391
 Wholesale                             1,963             2,793            9,173            13,233
 Rod, bar and strip                      590               677            5,091             3,509
-----------------------------------------------------------------------------------------------------
 Total gross profit                 $ 19,104          $ 17,902         $ 67,068          $ 64,133
=====================================================================================================


                Condensed Consolidated Balance Sheets (Unaudited)

                                                                                    10/1/2000        12/31/1999
--------------------------------------------------------------------------------------------------------------------
 In thousands

 Assets
 Cash and cash equivalents                                                           $ 18,538          $ 26,894
 Accounts receivable                                                                  110,106            84,440
 Inventory                                                                            105,891            95,368
 Other current assets                                                                   7,685            10,926
 Property, plant and equipment, net                                                   209,508           190,774
 Other assets                                                                         123,561            98,287
--------------------------------------------------------------------------------------------------------------------
 Total assets                                                                        $575,289          $506,689
====================================================================================================================
 Liabilities and Stockholders' Equity
 Accounts payable and other accrued expenses                                         $ 65,640          $ 54,012
 Short-term borrowings                                                                 10,615            13,469
 Deferred income taxes                                                                 20,403            20,931
 Long-term debt                                                                       228,304           176,421
 Other liabilities                                                                     14,399            14,525
--------------------------------------------------------------------------------------------------------------------
 Total liabilities                                                                    339,361           279,358
--------------------------------------------------------------------------------------------------------------------
 Minority interest                                                                      2,511             2,381
 Redeemable cumulative preferred stock                                                  2,000             2,000
 Stockholders' equity                                                                 231,417           222,950
--------------------------------------------------------------------------------------------------------------------
 Total liabilities, minority interest, redeemable cumulative preferred
     stock and stockholders' equity                                                  $575,289          $506,689
====================================================================================================================

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